EXHIBIT 3.66

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS FILED 09:00 AM 12/14/2000

CERTIFICATE OF INCORPORATION

OF

GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.

FIRST. The name of this corporation shall be: GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.

SECOND. Its registered office in the State of Delaware is to be located at 2711 Centerville Road Suite 400 in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD. The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is: Three Thousand Shares with a Par Value of $.01

FIFTH . The name and address of the incorporator is as follows:

Danielle Barone Corporation Service Company 2711 Centerville Road Suite 400 Wilmington, DE 19808.

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this fourteenth day of December, A.D., 2000.

/s/ Danielle Barone
Danielle Barone, Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.

Pursuant to Section 242 of the Delaware General Corporation Law GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”) does hereby certify as follows:

FIRST: The Certificate of Incorporation of the Corporation was originally filed with the Office of the Secretary of State of the State of Delaware on December 14, 2000.

SECOND: This Certificate of Amendment of Certificate of Incorporation (i) has been adopted by written consent of the stockholders of the Corporation in accordance with Sections 228 and 242 of the GCL and (ii) amends and integrates the provisions of the Certificate of Incorporation of the Corporation as in effect immediately prior to the filing hereof.

THIRD: The Certificate of Incorporation is hereby amended by deleting Article FOURTH, of the Certificate of Incorporation in its entirety and inserting in its place the new Article as follows:

ARTICLE FOURTH

(a) Authorized Stock.

The total number of shares of capital stock which the Corporation shall have the authority to issue is fifteen thousand five hundred (15,500), consisting of three thousand (3,000) shares of common stock, $0.01 par value per share (the “Common Stock”) and twelve thousand five hundred (12,500) shares of special common stock, par value $0.01 per share (the “Special Common Stock”).

(b) Voting Rights Generally.

Except as expressly provided herein or as required under the GCL, on all matters to be voted on by the Corporation’s stockholders, (i) each holder of shares of Common Stock will be entitled to one vote per share so held and (ii) the Special Common Stock shall have no voting rights.

(c) Dividends Generally.

The holders of the shares of Common Stock and Special Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefore, dividends payable either in cash, in stock or otherwise.

(d) Liquidation Rights.

Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Common Stock, holders of the issued and outstanding shares of Special Common Stock shall be entitled to receive for each such share, $10,000.00 {the “Liquidation Preference”), but such holders shall not be entitled to any further payments. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of the Special Common Stock are insufficient to pay in full of the Liquidation Preference accorded to the Special Common Stock hereunder, then such assets shall be distributed ratably among the holders of shares of Special Common Stock.

Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Certificate of Incorporation as of May 8, 2006.

GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.

By:	/s/ Mitchell Sussis
Name:	Mitchell Sussis
Title:	Vice President